Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

Exhibit 10.3

Perspectum Diagnostics Ltd

The Innovation Centre

99 Milton Park

Abingdon, OX14 4RY

Managing Director

Isis Innovation

Ewert House

Ewert Place

Summertown

Oxford

0X2 7SG

29th October 2013

Dear Sirs

Re: Isis Innovation Limited’s (Licensor) exclusive license to Perspectum Diagnostics Ltd (Licensee) in all Fields without any restriction.

We are writing to you concerning the Exclusive Licence of Technology between the Licensor and the Licensee dated 18 April 2013 (the “Licence Agreement”). Definitions used in this letter shall have the meanings given to them in the Licence Agreement.

It has further been agreed by the Licensor and the Licensee:

1.1	If any of the following events occur, the Licensor will, at the request of the Licensee, irrevocably assign the Licensed Technology to the Licensee:

1.1.1	the Licensee undertakes an initial public offering (IPO) on a recognised exchange (including but not limited to LSE, AIM, Nasdaq) raising more than [**] with a pre-money valuation of at least [**];

1.1.2	the Licensee sells its material business or assets to an acquirer valued at greater than [**] and such a sale values the Licensee at greater than [**]; or

1.1.3	if there is a Change of Control (as defined in clause 1.1.4) by an acquirer valued at greater than [**] and such a sale values the Licensee at greater than [**].

1.1.4	For the purposes of clause 1.1.3, the following definitions will apply:

“Control” shall mean, the power of a person (or persons) to secure that the affairs of the Licensee are conducted in accordance with the wishes of that person (or persons):

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

(a) by means of the holding of shares, or the possession of voting power, in or in relation to the Licensee or any other body corporate; or

(b) as a result of any powers conferred by the articles of association or any other document regulating the Licensee or any other body corporate,

A “Change of Control” occurs if a person (or persons) who Controls the Licensee ceases to do so or if another person (or persons) acquires Control of it;

1.2	Where assignment of the Licensed Technology occurs pursuant to clause 1.1 the following terms will apply to that assignment:

1.2.1	the Licensee will pay an upfront assignment fee of [**];

1.2.2

the Licensee will grant a licence back to the University and to Oxford University Hospitals NHS Trust and every employee, student and appointee of the University and of Oxford University Hospitals NHS Trust to use and publish the Licensed Technology for Non-Commercial Use;

1.2.3

for as long as anything within the definition of the Application remains in effect, and in any event for no longer than 20 years from the date of the Licence Agreement, the Licensee will pay to the Licensor royalties on Net Sales of Licensed Products and on sub-licensing income in accordance with the provisions of clause 8 of the Licence Agreement;

1.2.4	the Licensee will assign back, royalty free, to the Licensor any part of the Licensed Technology it is no longer exploiting commercially and no longer intends to exploit commercially;

1.2.5

except with respect to the royalty provisions in clause 8, the royalty reporting and audit provisions of clause 10 and those clauses stated to survive termination, the Licence Agreement will terminate on the date of the assignment and the provisions of clause 11.5 will not apply to such termination.

1.3

The assignment of the Licensed Technology should be treated in the strictest confidence and is only limited to this transaction only. It should not be considered as a precedent extending to other technologies managed by the Licensor.

Very truly yours

/s/ Rajarshi Banerjee (CEO) on behalf of
Perspectum Diagnostics Ltd

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

ACCEPTED AND AGREED to by ISIS INNOVATION LIMITED this 29th day of October 2013.

By	/s/ Linda Naylor

Name	Linda Naylor
Head of Technology Transfer
and Consulting
Isis Innovation LTD

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